Exhibit 99

RELEASE

FOR IMMEDIATE RELEASE

Contact:                                                Walter Ida

(808) 946-1400

Territorial Bancorp Inc. Announces First Quarter 2015 Results

•                  Earnings per share for the three months ended March 31, 2015 rose to $0.38 per share compared to $0.37 per share for the three months ended March 31, 2014.

•                  Net interest income for the three months ended March 31, 2015 was $13.77 million, compared to $13.16 million for the three months ended March 31, 2014, an increase of 4.7%.

•                  Loans receivable and loans held for sale grew by $72.57 million or 7.5% as compared to December 31, 2014.

•                  Deposits grew by $21.78 million or 1.6% as compared to December 31, 2014.

•                  Board of Directors approved a quarterly cash dividend of $0.16 per share. This is Territorial Bancorp Inc.’s 21st consecutive quarterly dividend.

•                  Through March 31, 2015, the Company has repurchased 2,947,894 shares of common stock, or 24.1% of the total shares issued in 2009, when we became a public company.

Honolulu, Hawaii, April 30, 2015 - Territorial Bancorp Inc. (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $3.53 million or $0.38 per diluted share for the three months ended March 31, 2015, compared to $3.46 million or $0.37 per diluted share for the three months ended March 31, 2014.  Cash dividends paid during the first quarter of 2015 was $0.16 per share of common stock, a 14.3% increase compared to $0.14 per share of common stock in the first quarter of 2014.

The Company also announced that its Board of Directors approved a payment of a quarterly cash dividend of $0.16 per share.  The dividend is expected to be paid on May 28, 2015 to stockholders of record as of May 14, 2015.

Allan Kitagawa, Chairman and Chief Executive Officer, said, “The Company continues to perform well.  Our loan portfolio grew by 7.5% during the first quarter while net interest income rose by 4.7%.  We continue to focus on improving shareholder returns as we repurchase common stock and pay dividends. The dividend, which will be paid on May 28, 2015, represents our 21st consecutive quarterly dividend payment.”

Interest Income

Net interest income after provision for loan losses increased to $13.58 million for the three months ended March 31, 2015 from $13.15 million for the three months ended March 31, 2014. Total interest and dividend income was $15.29 million for the three months ended March 31, 2015 compared to $14.66 million for the three months ended March 31, 2014. The $631,000 growth in interest and dividend income was primarily due to a $1.15 million increase in interest earned on loans due to growth in loans receivable.  The increase in interest income on loans was offset by a $551,000 decline in interest earned on investment securities that occurred primarily because of a decrease in the size of the investment portfolio.

Interest Expense and Provision for Loan Losses

Total interest expense increased to $1.52 million for the three months ended March 31, 2015 from $1.50 million for the three months ended March 31, 2014.  During the quarter, interest expense on deposits rose by $43,000 due to an increase in total deposits. Interest expense on securities sold under agreements to repurchase declined by $31,000 because of a decrease in these borrowings.  During the quarter ended March 31, 2015, the provision for loan losses was $194,000 compared to a $9,000 provision for the three months ended March 31, 2014.

Noninterest Income

Noninterest income was $1.25 million for the three months ended March 31, 2015 compared to $1.36 million for the three months ended March 31, 2014.  The reduction in noninterest income was primarily due to a $110,000 decrease in gain on sale of investment securities that occurred because of a reduction in the amount of securities sold.

Noninterest Expense

Noninterest expense was $8.90 million for the three months ended March 31, 2015 compared to $8.86 million for the three months ended March 31, 2014.  There was an increase in other general and administrative expenses which was offset by a decrease in salaries and employee benefits.

Assets and Equity

Total assets increased to $1.715 billion at March 31, 2015 from $1.692 billion at December 31, 2014.  Loans receivable grew to $1.039 billion at March 31, 2015 from $968.21 million at December 31, 2014 as residential mortgage loan originations exceeded loan repayments and sales. The growth in loans receivable was funded primarily by a $21.78 million increase in deposits, a $29.29 million decrease in cash and cash equivalents and $20.46 million received from repayments and sales of mortgage-backed securities.  Deposits increased to $1.381 billion at March 31, 2015 from $1.360 billion at December 31, 2014.  Total stockholders’ equity decreased to $215.15 million at March 31, 2015 from $216.38 million at December 31, 2014.  The decrease in stockholders’ equity occurred as the Company’s share repurchases exceeded the net income for the quarter.   Through March 31, 2015, the Company has repurchased 2,947,894 shares of stock or 24.1% of the shares issued in its initial public offering in 2009.

Asset Quality

Total delinquent loans 90 days or more past due and not accruing totaled $842,000 (4 loans) at March 31, 2015, compared to $758,000 (4 loans) at December 31, 2014.  Non-performing assets totaled $4.32 million at March 31, 2015 compared to $4.45 million at December 31, 2014.  The ratio of non-performing assets to total assets declined to 0.25% at March 31, 2015 from 0.26% at December 31, 2014 and continues to remain one of the lowest in the country.  The allowance for loan losses at March 31, 2015 was $1.87 million and represented 0.18% of total loans compared to $1.69 million and 0.17% of total loans as of December 31, 2014.

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank.  Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii.  Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 28 branch offices in the state of Hawaii.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

• statements of our goals, intentions and expectations;

• statements regarding our business plans, prospects, growth and operating strategies;

• statements regarding the asset quality of our loan and investment portfolios; and

• estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, including those set forth in the Company’s filings with the Securities and Exchange Commission, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

• general economic conditions, either nationally, internationally or in our market areas, that are worse than expected;

• competition among depository and other financial institutions;

• inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

• adverse changes in the securities markets;

• changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

• our ability to enter new markets successfully and capitalize on growth opportunities;

• our ability to successfully integrate acquired entities, if any;

• changes in consumer spending, borrowing and savings habits;

• changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

• changes in our organization, compensation and benefit plans;

• changes in our financial condition or results of operations that reduce capital available to pay dividends; and

• changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended
	3/31/2015	3/31/2014
Interest and dividend income:
Investment securities	$4,523	$5,074
Loans	10,686	9,540
Dividends on FHLB stock	3	3
Other investments	76	40
Total interest and dividend income	15,288	14,657
Interest expense:
Deposits	1,134	1,091
Advances from the Federal Home Loan Bank	70	66
Securities sold under agreements to repurchase	312	343
Total interest expense	1,516	1,500
Net interest income	13,772	13,157
Provision for loan losses	194	9
Net interest income after provision for loan losses	13,578	13,148
Noninterest income:
Service fees on loan and deposit accounts	460	499
Income on bank-owned life insurance	255	268
Gain on sale of investment securities	236	346
Gain on sale of loans	129	79
Other	166	166
Total noninterest income	1,246	1,358
Noninterest expense:
Salaries and employee benefits	5,099	5,363
Occupancy	1,437	1,422
Equipment	945	914
Federal deposit insurance premiums	209	199
Other general and administrative expenses	1,214	966
Total noninterest expense	8,904	8,864
Income before income taxes	5,920	5,642
Income taxes	2,394	2,180
Net income	$3,526	$3,462

Basic earnings per share	$0.39	$0.38
Diluted earnings per share	$0.38	$0.37
Cash dividends declared per common share	$0.16	$0.14
Basic weighted-average shares outstanding	9,120,720	9,187,540
Diluted weighted-average shares outstanding	9,319,814	9,380,160

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except share data)

	3/31/2015	12/31/2014
Assets
Cash and cash equivalents	$45,774	$75,060
Investment securities held to maturity, at amortized cost (fair value of $569,832 and $586,710 at March 31, 2015 and December 31, 2014, respectively)	552,461	572,922
Federal Home Loan Bank stock, at cost	11,112	11,234
Federal Reserve Bank stock, at cost	2,949	2,925
Loans held for sale	2,910	1,048
Loans receivable, net	1,038,922	968,212
Accrued interest receivable	4,583	4,436
Premises and equipment, net	5,445	5,629
Bank-owned life insurance	41,558	41,303
Deferred income taxes, net	7,486	7,254
Prepaid expenses and other assets	2,190	1,874
Total assets	$1,715,390	$1,691,897
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$1,381,461	$1,359,679
Advances from the Federal Home Loan Bank	27,000	15,000
Securities sold under agreements to repurchase	60,000	72,000
Accounts payable and accrued expenses	26,857	24,098
Investment purchases pending settlement	1,166	—
Current income taxes payable	1,051	826
Advance payments by borrowers for taxes and insurance	2,710	3,916
Total liabilities	1,500,245	1,475,519
Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 9,720,959 and 9,919,064 shares at March 31, 2015 and December 31, 2014, respectively	97	99
Additional paid-in capital	71,806	75,229
Unearned ESOP shares	(6,728)	(6,851)
Retained earnings	155,318	153,289
Accumulated other comprehensive loss	(5,348)	(5,388)
Total stockholders’ equity	215,145	216,378
Total liabilities and stockholders’ equity	$1,715,390	$1,691,897

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Selected Financial Data (Unaudited)

March 31, 2015

	Three Months Ended
	March 31,
	2015	2014
Performance Ratios (annualized):

Return on average assets	0.83%	0.85%
Return on average equity	6.50%	6.54%
Net interest margin on average interest earning assets	3.36%	3.36%

	At March	At December
	31, 2015	31, 2014
Selected Balance Sheet Data:

Book value per share (1)	$22.13	$21.81
Stockholders’ equity to total assets	12.54%	12.79%

Asset Quality
(Dollars in thousands):

Delinquent loans 90 days or more past due and not accruing (2)	$842	$758
Non-performing assets (2)	4,315	4,453
Allowance for loan losses	1,872	1,692
Non-performing assets to total assets	0.25%	0.26%
Allowance for loan losses to total loans	0.18%	0.17%
Allowance for loan losses to non-performing assets	43.38%	38.00%

Note:

(1) Book value per share is equal to stockholders’ equity divided by number of shares issued and outstanding

(2) Amounts are net of charge-offs